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                                                                    Exhibit 99.1


          PLAYERS INTERNATIONAL ANNOUNCES DEFINITIVE AGREEMENT TO SELL
                   MESQUITE, NEVADA PROPERTY FOR $30.5 MILLION

     Atlantic City, New Jersey, March 3, 1997 -- Players International, Inc. (Nasdaq:PLAY) today announces that it has signed a definitive agreement to sell its Players Island Resort Casino & Spa located in Mesquite, Nevada to RGB, LLC, a company owned by Robert Black, Sr.

     The $30.5 million purchase price will consist of $29 million in cash and a $1.5 million promissory note. Players expects to record a one time after-tax loss of approximately $35 million in fiscal 1997, and to obtain a tax refund of approximately $18 million as a result of the sale. The transaction is subject to regulatory approvals and the receipt of certain third-party consents.

     Information contained in this press release with respect to the proposed sale of the Mesquite property and the impact of such sale is forward-looking and is subject to risks and uncertainties, including regulatory approvals and third-party consents, that could impact closing and the financial consequences of such sale. For further explanation of these risks and uncertainties, please refer to the "Forward-Looking Information" in the Company's quarterly report on Form 10-Q for the period ending December 31, 1996.

     Players International, Inc. is a multi-jurisdictional casino and entertainment gaming company. The Company owns and operates riverboat casino facilities on the Ohio River in Metropolis, Illinois and in Lake Charles, Louisiana. A joint development with Harrah's for a casino entertainment complex in Maryland Heights, Missouri is scheduled to open in March 1997.

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